The Board of Directors
Sound Advice, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Sound Advice, Inc. of our report dated September 28, 1995, except as to note 12, which is as of October 13, 1995, relating to the consolidated balance sheets of Sound Advice, Inc. and subsidiaries (the "Company") as of June 30, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1995, and related schedule, which report appears in the June 30, 1995 annual report on Form 10-K of Sound Advice, Inc.


                                                      KPMG PEAT MARWICK LLP

Fort Lauderdale, Florida
October 13, 1995